UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 29, 2008

The National Collegiate Student Loan Trust 2007-3
(Exact Name of Registrant as Specified in Charter)

The National Collegiate Funding LLC
(Exact Name of Depositor and Sponsor as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-141132-03 (Commission File Number)	92-0195957 (IRS Employer Identification No.)

800 Boylston Street, 34th Floor, Boston, MA (Address of Principal Executive Offices)		02199-8157 (Zip Code)

Registrant’s telephone number, including area code    (800) 895-4283

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 6 -	Asset-Backed Securities

Item 6.03	Change in Credit Enhancement or Other External Support.

(a)                 Loss of existing enhancement or support.

On February 20, 2008, First Marblehead Data Services, Inc. (the “Administrator”), on behalf of The National Collegiate Student Loan Trust 2007-3 (the “Trust”), directed U.S. Bank National Association, as trustee (the “Indenture Trustee”) under an indenture, dated as of September 1, 2007, between the Trust and the Indenture Trustee, to terminate on February 29, 2008 the Investment Agreement, dated as of September 27, 2007 (the “Prior Investment Agreement”), by and between XL Asset Funding Company I LLC (“XL”) and the Indenture Trustee.

The Prior Investment Agreement provided for the investment of funds held in the Trust’s reserve account with XL.  In connection with the termination of the Prior Investment Agreement, the Administrator, on behalf of the Trust, directed the Indenture Trustee to withdraw all funds of the Trust on deposit with XL.

XL Capital Assurance Inc. (the “Insurer”) guaranteed the payment obligations of XL under the Prior Investment Agreement.  The Prior Investment Agreement was terminated in accordance with its terms in connection with the downgrade of the Insurer’s ratings from Aaa to A3 by Moody’s Investors Service, Inc.

(b)                 Addition of new enhancement or support.

On February 29, 2008, the Administrator, on behalf of the Trust, directed the Indenture Trustee to enter into a new Investment Agreement, dated as of February 29, 2008, by and between Trinity Funding Company, LLC and the Indenture Trustee to provide for the investment of funds that were withdrawn from XL following the termination of the Prior Investment Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONAL COLLEGIATE FUNDING LLC, as depositor for THE NATIONAL COLLEGIATE STUDENT LOAN TRUST 2007-3

By:	GATE HOLDINGS, INC., MEMBER

By:	/s/ John A. Foxgrover
Name: John A. Foxgrover
Title: Vice President

Dated:  March 6, 2008